UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Crane Co.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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CRANE CO.
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED MARCH 12, 2021
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2021

This supplement (the “Supplement”) amends and supplements the 2021 Notice of Annual Meeting of Stockholders and Proxy Statement of Crane Co. (the “Company”), dated March 12, 2021 (the “Proxy Statement”), provided to stockholders in connection with the Company’s 2021 Annual Meeting of Stockholders to be held on April 26, 2021. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about April 9, 2021.

This Supplement updates the disclosure in the Proxy Statement relating to the effect of abstentions on “Item 4 – Proposal to Approve the 2018 Amended and Restated Stock Incentive Plan” (“Proposal 4”). Stockholder approval is required for Proposal 4 under the listing rules of the New York Stock Exchange (“NYSE”), and NYSE guidance provides that Proposal 4 must receive more affirmative votes cast for the proposal than the aggregate number of votes cast against the proposal plus abstentions. Therefore, pursuant to such NYSE guidance, an abstention will have the same effect as a vote “AGAINST” Proposal 4.

Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented here by. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.